Exhibit 8.2

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 6, 2007

US LEC Corporation

Morrocroft III

6801 Morrison Boulevard

Charlotte, NC 28211

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to US LEC Corporation, a Delaware corporation (“US LEC”) in connection with the Agreement and Plan of Merger (the “Agreement”) dated August 11, 2006, as amended as of December 22, 2006 and as of February 6, 2007, by and among US LEC, PAETEC Corp. (“PAETEC”), WC Acquisition Holdings Corp. (the “Company”), WC Acquisition Sub U Corp. (“Merger Sub U”), and WC Acquisition Sub P Corp (“Merger Sub P”) regarding the mergers of Merger Sub P into PAETEC (the “PAETEC Merger”), and Merger Sub U into US LEC (the “US LEC Merger” and together with the PAETEC Merger, the “Mergers”). As a consequence of the PAETEC Merger and the US LEC Merger, PAETEC and US LEC will become wholly owned subsidiaries of the Company, and the existing shareholders of PAETEC and US LEC common stock will receive all of the outstanding shares of the stock of the Company at the Effective Time. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Agreement.

In preparing our opinion (the “Opinion”), we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the agreements related to the Mergers (the “Transaction Agreements”). In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In addition, we have relied upon the accuracy and completeness of certain statements, representations and covenants made by PAETEC, US LEC, the Company and others, including

February 6, 2007

representations and covenants set forth in letters dated the date hereof from an officer of each of the PAETEC, US LEC and the Company and from certain shareholders of PAETEC and US LEC (the “Representation Letters”); for purposes of rendering our Opinion, we have assumed that such statements, representations and covenants are true, correct and complete without regard to any qualification as to knowledge or belief. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and covenants made by PAETEC, US LEC, the Company and others, including those set forth in the Representation Letters. Our Opinion further assumes that the Transaction Agreements have been executed in substantially the form reviewed by us, that the Mergers will be consummated in accordance with the terms of the Agreement, that the parties will act consistently with the Transaction Agreements and that the Transaction Agreements incorporate all the agreements and understanding among the parties.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant. It should also be noted that such laws, Code, Treasury Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our Opinion will be accepted by the Service or, if challenged, by a court. Except as set forth herein, we express no opinions or views regarding the U.S. federal income tax consequences of the Mergers.

Based upon and subject to the foregoing and the qualifications set forth in the Proxy Statement/Prospectus, we are of the opinion that, under current U.S. federal income tax law, the US LEC Merger together with the PAETEC Merger will be treated as an integrated series of transfers under Section 351 of the Code and, as a result:

•    A US LEC stockholder whose shares of US LEC Common Stock are exchanged in the US LEC Merger for shares of the Company Common Stock will not recognize gain or loss, other than gain recognized to the extent of cash, if any, received in lieu of a fractional share of Company Common Stock;

•    A US LEC stockholder who receives cash instead of a fractional share of Company Common Stock in the US LEC Merger will be required to recognize gain realized on the exchange (the excess, if any,

February 6, 2007

of the value of the Company Common Stock and cash received over the tax basis in the US LEC Common Stock surrendered in the exchange) to the extent of the amount of cash received; any such capital gain will be long term capital gain if the holding period of the US LEC Common Stock exchanged for the fractional share of Company Common Stock is more than one year at the time of the US LEC Merger;

•    A US LEC stockholder’s aggregate tax basis in shares of Company Common Stock received in the US LEC Merger will equal (1) the aggregate tax basis of the US LEC Common Stock surrendered in the US LEC Merger, less (2) the amount of cash received, if any, instead of fractional shares of Company Common Stock, plus (3) any gain recognized; and

•    A US LEC stockholder’s holding period for the Company Common Stock received in the US LEC Merger will include the stockholder’s holding period for the shares of US LEC Common Stock surrendered in the US LEC Merger.

The foregoing opinion applies solely to holders of US LEC Common Stock who hold such stock as a capital asset within the meaning of Section 1221 of the Code as of the Effective Time. The foregoing opinion does not address the U.S. federal income tax consequences of the US LEC Merger applicable to a holder of US LEC Common Stock subject to special treatment under U.S. federal income tax law.

Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Mergers, including, without limitation, any opinion as to whether any events subsequent to the Effective Time will be integrated with the Mergers for U.S. federal income tax purposes and the effect, if any, of such events on our conclusions herein. This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue. This Opinion has been prepared in connection with the Mergers and may not be relied upon for any other purpose without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the captions “THE MERGERS — MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PAETEC MERGER AND THE US LEC MERGER” and “LEGAL MATTERS” in the Proxy Statement/Prospectus and to the filing of this Opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP